Exhibit 10.2

TAX RECEIVABLE AGREEMENT

by and among

BRC INC.,

AUTHENTIC BRANDS LLC,

and

THE AGENT

DATED AS OF

FEBRUARY 9, 2022

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TABLE OF CONTENTS (cont’d)

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TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of February 9, 2022, is hereby entered into by and among BRC Inc., a Delaware public benefit corporation (the “Corporation”), Authentic Brands LLC, a Delaware limited liability company (the “Company”), and the Agent.

RECITALS

WHEREAS, the Company, which is classified as a partnership for U.S. federal income tax purposes, has issued (and may after the Closing Date issue) limited liability company interests (“Units”) to certain Persons, providing such Persons an interest in the profits and/or losses of and distributions from the Company;

WHEREAS, the Corporation is the managing member of the Company;

WHEREAS, as a result of the Blocker Merger and the Business Combination, the Corporation is expected to obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, from and after the Closing, under certain circumstances, (i) each TRA Holder will have the right from time to time to require the Company to redeem all or a portion of such member’s Units (together with any corresponding shares of Class B Common Stock) for shares of Class A Common Stock or, at the election of the Corporation, cash, which may be effected by the Corporation effecting a direct exchange of shares of Class A Common Stock or cash for such Units (together with any such corresponding shares of Class B Common Stock), and (ii) the Company may make one or more distributions (including deemed distributions) to its members in respect of their Units that result in a Basis Adjustment (in each case, an “Exchange”), and as a result of any such Exchange, the Corporation is expected to obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, the Company and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), and any corresponding provisions of state and local Tax law for the Taxable Year that includes the Closing Date and each Taxable Year in which an Exchange (as defined below) occurs, which election is expected to result, with respect to the Corporation, in an adjustment to the Tax basis of the assets owned by the Company and such Subsidiaries in connection with the Business Combination and each Exchange;

WHEREAS, this Agreement is intended to set forth the agreements among the parties hereto regarding the sharing of the Tax benefits realized by the Corporation as a result of (i) the Business Combination, (ii) the Exchanges, and (iii) certain of the payments made pursuant to this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1         Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” has the meaning set forth in Section 3.1(b).

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (a) the actual liability for U.S. federal income Taxes for such Taxable Year of (i) the Corporation and (ii) without duplication, the Company, but only with respect to U.S. federal income Taxes imposed on the taxable income of the Company that is allocable to the Corporation and (b) the product of (i) the actual amount of taxable income for U.S. federal income Tax purposes for such Taxable Year of (A) the Corporation and (B) without duplication, the Company, but only with respect to the taxable income of the Company that is allocable to the Corporation for U.S. federal income Tax purposes multiplied by (ii) the Assumed State and Local Tax Rate for such Taxable Year; provided that, to avoid duplication with the calculation of the Assumed State and Local Tax Rate, the foregoing shall be determined assuming deductions of (and other impacts of) state and local Taxes are excluded.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For purposes of this Agreement, no TRA Holder shall be considered to be an Affiliate of the Corporation or the Company.

“Agent” means Sterling New Investment Holdings LLC, a Delaware limited liability company, or such other Person designated as the Agent pursuant to Section 7.6 or Section 7.17.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.4(b).

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, the tax rate equal to the sum of the product of (x) the Company’s income and franchise Tax apportionment factor(s) for each state and local jurisdiction in which the Company files income or franchise Tax Returns for the relevant Taxable Year and (y) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which the Company files income or franchise Tax Returns for such Taxable Year; provided, that the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by the Corporation with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (a) the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year and (b) the Assumed State and Local Tax Rate (without regard to this proviso)); provided, further, that if there is a change in applicable Tax law that impacts the federal income Tax benefit received by the Corporation with respect to state and local Taxes, then the Corporation may modify the calculation of the assumed federal income Tax benefit using reasonable estimation methodologies for calculating the portion of any Realized Tax Benefit or Realized Tax Detriment attributable to U.S. state or local Taxes.

“Attributable” has the meaning set forth on Exhibit A.

“Authorized Recipients” has the meaning set forth in Section 7.14.

“Bankruptcy Code” means Title 11 of the United States Code or any other insolvency statute.

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of (a) the Business Combination, (b) an Exchange or (c) the payments made pursuant to this Agreement with respect to the Business Combination or such Exchange (other than to the extent treated as Imputed Interest) (as calculated under Article II), including:

(i)        under Sections 734(b), 743(b), 754 and 755 of the Code (in the case of the Business Combination and in situations where, following an Exchange, the Company remains classified as a partnership for U.S. federal income tax purposes); and

(ii)       under Sections 732(b), 734(b) and 1012 of the Code and, without duplication, as a result of any basis adjustment to which the Company succeeds, including pursuant to proposed Treasury Regulations Section 1.743-1(g) and any subsequent similar guidance and comparable sections of U.S. state and local income and franchise tax law (in situations where, as a result of one or more Exchanges, the Company or any of the Company’s Subsidiaries becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), and in the case of each of clause (i) and clause (ii), comparable sections of state and local Tax laws.

The amount of any Basis Adjustment resulting from the Business Combination shall include any adjustment under Section 734(b) or Section 743(b) of the Code attributable to the applicable Units prior to the Business Combination, and the amount of any Basis Adjustment resulting from an Exchange of Units shall include any adjustment under Section 734(b) or Section 743(b) of the Code attributable to such Units prior to such Exchange (in each case, including comparable sections of state and local Tax laws). For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. The amount of any Basis Adjustment shall be determined using the Market Value at the time of the Exchange except, for the avoidance of doubt, to the extent otherwise required by a Determination.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

(i)        voting power, which includes the power to vote, or to direct the voting of, such security and/or

(ii)       investment power, which includes the power to dispose of, or to direct the disposition of, such security.

The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blocker Basis” means the existing Tax basis in the Reference Assets (including under Sections 734(b), 743(b) and 754 of the Code, including for the avoidance of doubt, Section 1.743-1(h) of the Treasury Regulations and, in each case, the comparable sections of U.S. state and local tax law) determined as of immediately prior to the Blocker Merger that is attributable to Units owned (directly or indirectly) by the Blocker as of immediately prior to the Blocker Merger and directly or indirectly acquired by the Corporation.

“Blocker Basis Schedule” has the meaning set forth in Section 2.2.

“Blocker Corp” means Grand Opal Investment Holdings, Inc., a Delaware corporation.

“Blocker Merger” has the meaning ascribed thereto in the Business Combination Agreement.

“Board” means the board of directors of the Corporation.

“Business Combination” means the transactions contemplated by Section 2.1(f) of the Business Combination Agreement, including, for the avoidance of doubt, the transactions contemplated by Section 2.7 of the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of November 2, 2021, by and among SilverBox Engaged Merger Corp I, a Delaware corporation, the Corporation, SBEA Merger Sub LLC, a Delaware limited liability company, Merger Sub 2, Blocker Corp and the Company, as amended by that certain First Amendment to Business Combination Agreement, dated as of January 4, 2022.

“Business Day” has the meaning ascribed thereto in the Business Combination Agreement.

“Change of Control” means the occurrence of any of the following events:

(i)        any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding any “person” or “group” who, on the Closing Date, is the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities)) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;

(ii)       (A) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of Corporation or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or other disposition;

(iii)      there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of the Corporation immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(iv)      the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who were directors of the Corporation on the Closing Date or any new director whose appointment or election to the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Corporation on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (iv).

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Change of Control Date” means the date on which a Change of Control occurs.

“Class A Common Stock” has the meaning ascribed to “Pubco Class A Share” in the Business Combination Agreement.

“Class B Common Stock” has the meaning ascribed to “Pubco Class B Share” in the Business Combination Agreement.

“Closing” has the meaning ascribed thereto in the Business Combination Agreement.

“Closing Date” has the meaning ascribed thereto in the Business Combination Agreement.

“Code” has the meaning set forth in the recitals of this Agreement.

“Company” has the meaning set forth in the recitals of this Agreement.

“Confidential Information” has the meaning set forth in Section 7.14.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Corporation” has the meaning set forth in the preamble to this Agreement.

“Corporation Letter” means a letter prepared by the Corporation in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by the Corporation to the Agent, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by the Corporation to the Agent. Such letter shall identify any material assumptions or operating procedures or principles that were used for purposes of the underlying calculations.

“Corporation Return” means the U.S. federal and/or state and/or local Tax Return of the Corporation (including any consolidated group of which the Corporation is a member, as further described in Section 7.13(a)) filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of any state or local Tax law or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the General Corporation Law of the State of Delaware with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the national securities exchange on which the Class A Common Stock is then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“Disputing Party” has the meaning set forth in Section 7.9.

“Early Termination” has the meaning set forth in Section 4.1.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.4.

“Early Termination Notice” has the meaning set forth in Section 4.4.

“Early Termination Payment” has the meaning set forth in Section 4.5(b).

“Early Termination Rate” means a per annum rate of SOFR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.4.

“Exchange” has the meaning set forth in the recitals in this Agreement, and “Exchanged” has a correlative meaning.

“Exchange Act” has the meaning ascribed thereto in the LLC Agreement.

“Exchange Date” means the effective date of any Exchange.

“Exchange Schedule” has the meaning set forth in Section 2.1.

“Expert” has the meaning set forth in Section 7.9.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation and, without duplication, the Company, but only with respect to Taxes imposed on the taxable income of the Company that is allocable to the Corporation, for such Taxable Year (in each case, using the same methods, elections, conventions, and similar practices used on the relevant Corporation Return), but without taking into account any Tax Attributes. The Hypothetical Tax Liability shall be determined (A) without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Tax Attribute, (B) using the Assumed State and Local Tax Rate, solely for purposes of calculating the state and local Hypothetical Tax Liability of the Corporation, (C) to avoid duplication with the calculation of the Assumed State and Local Tax Rate, assuming deductions of (and other impacts of) state and local Taxes are excluded, and (D) to the extent not addressed in clause (B) or clause (C) of this sentence, using reasonable estimation methodologies for calculating the portion of any of the foregoing items attributable to U.S. state or local Taxes.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of any state and local Tax law with respect to the Corporation’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company dated as of the date hereof, as the same may be amended, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Market Value” shall mean, with respect to a Unit, the Common Unit Redemption Price (as defined in the LLC Agreement) on the applicable Exchange Date for such Unit (determined as if such Unit were subject to a Redemption (as defined in the LLC Agreement) effective on the Exchange Date); provided that, to the extent property is exchanged for cash in a transaction, the Market Value shall be determined by reference to the amount of cash transferred in such transaction.

“Material Objection Notice” has the meaning set forth in Section 4.4.

“Merger Sub 2” means BRCC Blocker Merger Sub LLC, a Delaware limited liability company.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Objection Notice” has the meaning set forth in Section 2.4(a).

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” has the meaning ascribed thereto in the Business Combination Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority for any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority for any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” means the procedures described in Section 7.9.

“Reference Asset” means any asset that is held by the Company, or any Person in which the Company owns a direct or indirect interest that is treated as a partnership or disregarded entity for purposes of the applicable Tax (but only to the extent such Person is not held through any entity treated as a corporation for purposes of the applicable Tax), immediately prior to the Business Combination or at the time of an Exchange, as applicable. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset that is described in the immediately preceding sentence, including, for U.S. federal income Tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) an Exchange Schedule, (ii) a Blocker Basis Schedule, (iii) a Tax Benefit Schedule or (iv) the Early Termination Schedule, including, in each case, any amendments thereto pursuant to this Agreement.

“Securities Act” has the meaning ascribed thereto in the LLC Agreement.

“Senior Obligations” has the meaning set forth in Section 5.1.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Subsidiaries” means, with respect to any Person, as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Attributes” means (a) Basis Adjustments, (b) Blocker Basis and (c) deductions attributable to any Imputed Interest.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.3(a).

“Tax Proceeding” has the meaning set forth in Section 6.1.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the date hereof.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi- governmental body, in each case, exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holders” means, collectively, the Initial Common Member TRA Holders and the Purchaser TRA Holders (each as defined on Exhibit A).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Units” has the meaning set forth in the recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (i) the Corporation will have taxable income sufficient to fully utilize the Tax items, including deductions, arising from all Tax Attributes during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming that such future Tax Benefit Payments would be paid on the due date, without extensions, for filing the U.S. federal Corporation Return for the applicable Taxable Year) in which such deductions or other Tax items would become available, (ii) any loss or credit carryovers generated by deductions or losses arising from any Tax Attributes that are available in the Taxable Year that includes the Early Termination Date will be utilized by the Corporation in the earliest possible Taxable Year permitted by the Code and the Treasury Regulations, (iii) the U.S. federal income tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and the tax rates for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate, in each case as in effect on the Early Termination Date, except to the extent any change to such tax rates for such Taxable Years have already been enacted into law, in which case such enacted changes to tax rates for such Taxable Years shall apply to such Taxable Years (and, in the case of the tax rate for the latest Taxable Year for which there is any such enacted change, to all future Taxable Years), (iv) any non-amortizable, non-depreciable Reference Assets to which any Basis Adjustment or Blocker Basis is attributable will be disposed of for cash at their fair market value in a fully taxable transaction for Tax purposes on the later of (A) the fifteenth anniversary of (x) the Business Combination or Exchange which gave rise to such Basis Adjustment or (y) the Business Combination in the case of the Blocker Basis and (B) the Early Termination Date, provided, that in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable fifteenth (15th) anniversary), and (v) if, on the Early Termination Date, there are Units (other than Units directly or indirectly owned by the Corporation) that have not been transferred in an Exchange, then all such Units and (if applicable) shares of Class B Common Stock shall be deemed to be transferred in exchange for the Market Value per Unit that would be transferred in an Exchange effective on the Early Termination Date.

Section 1.2        Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Article II
DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1        Exchange Schedule. Within ninety (90) calendar days after the extended due date of the U.S. federal Corporation Return for each Taxable Year in which the Business Combination occurs or any Exchange has been effected by a TRA Holder, the Corporation shall deliver to the Agent a schedule (an “Exchange Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each TRA Holder participating in the Business Combination or any Exchange during such Taxable Year, (i) the Basis Adjustments with respect to the Reference Assets as a result of the Business Combination and the Exchanges effected by such TRA Holder in such Taxable Year and (ii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable.

Section 2.2        Blocker Basis Schedule. Within ninety (90) calendar days after the extended due date of the U.S. federal Corporation Return for each Taxable Year that ends on or after the Closing Date, the Corporation shall deliver to the Agent a schedule (a “Blocker Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Tax attributes comprising Blocker Basis that remain available for use by the Corporation with respect to such Taxable Year and future Taxable Years, and (ii) any applicable limitations on the use of such attributes for Tax purposes.

Section 2.3        Tax Benefit Schedule.

(a)            Tax Benefit Schedule. Within ninety (90) calendar days after the extended due date of the U.S. federal Corporation Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment that is Attributable to a TRA Holder, the Corporation shall provide to the Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment and the components thereof for such Taxable Year, (B) the Accrued Amount with respect to any related Net Tax Benefit, (C) the Tax Benefit Payment determined pursuant to Section 3.1(b) due to each such TRA Holder, and (D) the portion of such Tax Benefit Payment and Accrued Amount that the Corporation intends to treat as Imputed Interest (a “Tax Benefit Schedule”), (ii) a reasonably detailed calculation by the Corporation of the Hypothetical Tax Liability (the “without” calculation), (iii) a reasonably detailed calculation by the Corporation of the Actual Tax Liability (the “with” calculation), (iv) a copy of the Corporation Return for such Taxable Year, (v) a Corporation Letter supporting such Tax Benefit Schedule and (vi) any other work papers relating to the items in the foregoing clauses (i) through (v) as are reasonably requested by the Agent. All costs and expenses incurred in connection with the provision and preparation of any Schedules, calculations, other work papers, or the Corporation Letter to the Agent or any TRA Holder in connection with this Article II shall be borne by the Company. In addition, the Corporation shall allow the Agent reasonable access at no cost to the appropriate representatives of the Corporation in connection with a review of any of the foregoing. The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b)            Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Corporation’s actual liability for Taxes for such Taxable Year that is attributable to the Tax Attributes, determined using a “with and without” methodology. For the avoidance of doubt, (i) such actual liability for Taxes will take into account any Imputed Interest based upon the characterization of Tax Benefit Payments and Accrued Amounts as additional consideration payable by the Corporation, and (ii) in addition to using the Assumed State and Local Tax Rate for purposes of determining the state and local Hypothetical Tax Liability, the Corporation may use reasonable estimation methodologies for calculating the portion of any Realized Tax Benefit or Realized Tax Detriment attributable to U.S. state or local Taxes. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryforwards or carrybacks of any Tax item (such as a net operating loss) attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations and the corresponding provisions of state and local Tax laws, as applicable, governing the use, limitation, and expiration of carryforwards or carrybacks of the relevant type. If a carryforward or carryback of any Tax item includes a portion that is attributable to any Tax Attribute (a “TRA Portion”) and another portion that is not so attributable (a “Non-TRA Portion”), such respective portions shall be considered to be used in accordance with the “with and without” methodology so that: (x) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion; and (y) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the applicable prior Taxable Year. For the avoidance of doubt, the TRA Portion of any Tax item when such item is incurred shall be determined using a marginal “with and without” methodology by calculating (A) the amount of such Tax item for all Tax purposes taking into account the Tax Attributes and (B) the amount of such Tax item for all Tax purposes without taking into account the Tax Attributes, with the TRA Portion equal to the excess of the amount specified in clause (A) over the amount specified in clause (B) (but only if such excess is greater than zero). The parties agree that (I) except to the extent otherwise required by law, any payment under this Agreement to the TRA Holders, including the Accrued Amount (but other than amounts accounted for as Imputed Interest), will be treated as a subsequent upward adjustment to the purchase price of Units surrendered in the Business Combination or an Exchange, as applicable, and will have the effect of creating additional Basis Adjustments to Reference Assets for the Corporation in the year of payment, and (II) as a result, such additional Basis Adjustments will be incorporated into the calculation for the year of payment and into future year calculations, as appropriate.

Section 2.4        Procedure: Amendments.

(a)            Whenever the Corporation delivers to the Agent (or any TRA Holder) a Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Agent schedules, valuation reports, if any, and work papers, as determined by the Corporation or reasonably requested by the Agent, providing reasonable detail regarding the preparation of the Schedule, and (y) allow the Agent reasonable access at no cost to the appropriate representatives of the Corporation, as determined by the Corporation or requested by the Agent, in connection with the review of such Schedule. Subject to Section 2.4(b), an applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received the applicable Schedule or amendment thereto unless (i) the Agent, within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule or amendment thereto (“Objection Notice”) made in good faith or (ii) the Agent provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date a waiver from the Agent has been received by the Corporation. If the Corporation and Agent, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporation of such Objection Notice, the Corporation and Agent shall employ the Reconciliation Procedures under Section 7.9.

(b)            The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agent, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Corporation Return filed for such Taxable Year or (vi) to adjust an Exchange Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). Unless otherwise agreed to in writing by the Agent, the Corporation shall provide an Amended Schedule to the Agent (A) within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the immediately preceding sentence and (B) in connection with the delivery of the Tax Benefit Schedule for the year of the applicable payment in the event of an adjustment pursuant to clause (vi) of the immediately preceding sentence. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.4(a), or, if applicable, the Reconciliation Procedures, the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

Article III
TAX BENEFIT PAYMENTS

Section 3.1        Payments.

(a)            Subject to Exhibit A, within five (5) calendar days after a Tax Benefit Schedule delivered to the Agent becomes final in accordance with Section 2.4(a), or, if applicable, the Reconciliation Procedures, the Corporation shall pay to each TRA Holder the Tax Benefit Payment in respect of such TRA Holder for such Taxable Year. Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Corporation, or as otherwise agreed by the Corporation and the TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including U.S. federal or state estimated income Tax payments.

(b)            A “Tax Benefit Payment” in respect of a TRA Holder for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Holder and the Accrued Amount with respect thereto for such Taxable Year. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of (i) eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (ii) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts); provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. The “Accrued Amount” with respect to any portion of a Net Tax Benefit for a Taxable Year shall equal the amount of interest on such portion calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal Corporation Return for such Taxable Year until the date of payment of such portion of such Net Tax Benefit under this Section 3.1. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control that occurs after the Closing Date, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (i), (ii), and (iv), substituting in each case the terms “date of a Change of Control” for an “Early Termination Date.”

Section 3.2        No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the TRA Holders. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3      Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporation is limited in a particular Taxable Year because the Corporation does not have sufficient taxable income, the aggregate Net Tax Benefit for such Taxable Year shall be deemed Attributable to each TRA Holder for purposes of Section 3.1(b) in accordance with Exhibit A.

Section 3.4      Coordination of Benefits. (a) If for any reason the Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (i) the Corporation will pay the same proportion of each Tax Benefit Payment due to each TRA Holder in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be considered to have been made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(b)            To the extent the Corporation makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) (taking into account Section 3.3 and Section 3.4(a)) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and (ii) the Corporation will pay the amount of such TRA Holder’s foregone payments to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3 and Section 3.4(a), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such TRA Holder.

Article IV
TERMINATION

Section 4.1      Early Termination by the Corporation. With the written approval of the Disinterested Majority and the Agent, the Corporation may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.5, provided, however, that this Agreement shall only terminate upon the receipt of the applicable Early Termination Payment by each TRA Holder (such termination, an “Early Termination”) and payments described in the immediately succeeding sentence, if any. Upon payment of the Early Termination Payment by the Corporation, the Corporation shall not have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payments previously due and payable but unpaid as of the date of the Early Termination Notice (which Tax Benefit Payments, for the avoidance of doubt, shall not be included in the Early Termination Payment) and that remain unpaid and (ii) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date (except to the extent that the amount described in this clause (ii) is included in the Early Termination Payment or is included in clause (i)).

Section 4.2      Early Termination upon Change of Control. In the event of a Change of Control, unless otherwise waived in writing by the Agent, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the Change of Control Date and shall include the following: (a) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on such Change of Control Date, (b) any Tax Benefit Payments due and payable and that remain unpaid as of the Change of Control Date (which Tax Benefit Payments, for the avoidance of doubt, shall not be included in the Early Termination Payment described in clause (a)), and (c) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including such Change of Control Date (except to the extent that the amount described in this clause (c) is included in the Early Termination Payment or is included in clause (b)). In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the term “Change of Control Date” for the term “Early Termination Date.”

Section 4.3      Breach of Agreement.

(a)            In the event that the Corporation (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, as a result of failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (2)(A) shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or (y) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) shall have commenced against it any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, then, in each case of clause (1) or clause (2), unless otherwise waived or directed in writing by the Agent (which may be retroactive), all obligations hereunder shall be automatically accelerated and shall be immediately due and payable and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such event (a “Breach”) and shall include (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such Breach, (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of such Breach (which Tax Benefit Payments, for the avoidance of doubt, shall not be included in the Early Termination Payment described in clause (i)), and (iii) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the date of such Breach (except to the extent that the amount described in this clause (iii) is included in the Early Termination Payment or is included in clause (ii)). Notwithstanding the foregoing, in the event of a Breach, then, unless otherwise waived in writing by the Agent, the TRA Holders shall be entitled to elect to receive the amounts set forth in clauses (i), (ii), and (iii) above or to seek specific performance of the terms hereof.

(b)            The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. The Corporation shall use its commercially reasonable efforts to maintain sufficient available funds for the purpose of making required payments under this Agreement and shall use its commercially reasonable efforts to avoid entering into agreements that could reasonably be anticipated to materially delay the timing of any payments under this Agreement. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporation fails to make any payment due pursuant to this Agreement as a result of and to the extent the Corporation has insufficient funds to make such payment despite using commercially reasonable efforts to obtain funds to make such payment (including by causing the Company or any of its Subsidiaries to distribute or lend funds to facilitate such payment, and by accessing any revolving credit facilities or other sources of available credit to fund any such amounts); provided that the interest provisions of Section 5.2 shall apply to such late payment; provided, further, that the Corporation shall promptly (and in any event, within two (2) Business Days), pay all such unpaid payments, together with accrued and unpaid interest thereon, immediately following such time that the Corporation has, and to the extent the Corporation has, sufficient funds to make such payment, and the failure of the Corporation to do so shall constitute a breach of this Agreement; provided, further, for the avoidance of doubt, the penultimate sentence of this Section 4.3(b) shall not apply to any payments due pursuant to Section 4.2. For the avoidance of doubt, all cash and cash equivalents used or to be used to pay dividends by, or repurchase equity securities of, the Corporation shall be deemed to be funds sufficient and available to pay such unpaid payments, together with any accrued and unpaid interest thereon.

Section 4.4      Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the Agent notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.2 or a Breach described in Section 4.3(a), the Corporation shall deliver to the Agent (i) a schedule showing in reasonable detail the calculation of the Early Termination Payment and the amount due to each TRA Holder (the “Early Termination Schedule”), (ii) any other work papers reasonably requested by the Agent. In addition, the Corporation shall allow the Agent reasonable access at no cost to the appropriate representatives of the Corporation in connection with a review of such Early Termination Schedule, and (iii) a Corporation Letter supporting such Early Termination Schedule. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received such Schedule or amendment thereto unless (x) the Agent, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (y) the Agent provides a written waiver of such right of a Material Objection Notice within the period described in clause (x) above, in which case such Schedule becomes binding on the date a waiver from the Agent has been received by the Corporation. If the Corporation and Agent, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and Agent shall employ the Reconciliation Procedures under Section 7.9.

Section 4.5      Payment upon Early Termination.

(a)            Except as otherwise provided in Section 4.3(a), within three (3) calendar days after the Early Termination Effective Date, the Corporation shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Corporation and the TRA Holder.

(b)            The “Early Termination Payment” shall equal, with respect to each TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporation to such TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied and that each Tax Benefit Payment for the relevant Taxable Year would be due and payable on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing the U.S. federal Corporation Return for such relevant Taxable Year.

Article V
SUBORDINATION AND LATE PAYMENTS

Section 5.1      Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporation to any TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporation or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporation shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement shall be senior in priority in all respects to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporation fails to make any payment when due is governed by Section 4.3.

Section 5.2      Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

Article VI
PARTICIPATION IN TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1      Participation in the Corporation’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes of the Corporation. Notwithstanding the foregoing, the Corporation (i) shall notify the Agent of, and keep the Agent reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding of the Corporation, the Company, or any of their respective Affiliates by a Taxing Authority (a “Tax Proceeding”) the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, (ii) shall provide the Agent with reasonable opportunity to provide information and other input to the Corporation and its advisors concerning the conduct of any such portion of a Tax Proceeding, and (iii) shall not enter into any settlement with respect to any such portion of a Tax Proceeding that could have a material effect on the TRA Holders’ rights (including the right to receive payments) under this Agreement without the written consent of the Agent, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Corporation shall not be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the LLC Agreement; provided, further, that, notwithstanding anything to the contrary contained herein, the Corporation shall prepare, file, and/or amend all Tax Returns in accordance with applicable law (including with respect to the calculation of taxable income and any calculations required to be made under this Agreement) and nothing in this Agreement shall prevent the Agent or any TRA Holder from disputing such Tax matters in accordance with Section 7.9.

Section 6.2      Consistency. The Corporation and the TRA Holders agree to report and cause their respective Affiliates to report for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Tax Attributes and each Tax Benefit Payment) in a manner consistent with that set forth in this Agreement and in any Schedule that has become final and binding pursuant to the terms of this Agreement, in each case, except to the extent otherwise required by applicable law. If the Corporation and any TRA Holder, for any reason, are unable to successfully resolve any disagreement concerning such treatment within thirty (30) calendar days, the Corporation and such TRA Holder shall employ the Reconciliation Procedures under Section 7.9. The Corporation shall (and shall cause the Company and its other Affiliates to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Holders under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule that has become final and binding pursuant to the terms of this Agreement in any Tax Proceeding.

Section 6.3      Cooperation. The Agent shall (i) furnish to the Corporation in a timely manner such information, documents and other materials in the Agent’s possession as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. The Corporation shall reimburse the Agent for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

Article VII
MISCELLANEOUS

Section 7.1      Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if emailed before 5:00 p.m. Pacific time on a Business Day, and otherwise on the next Business Day, or (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation or the Company, to:

c/o BRC Inc.

1144 S 500 W

Salt Lake City, UT 84101

Attention: Tom Davin
E-mail: tom.davin@blackriflecoffee.com

with a copy (which shall not constitute notice to the Corporation or the Company) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Michael Beinus, P.C.

Tara Rhoades

E-mail:	michael.beinus@kirkland.com

tara.rhoades@kirkland.com

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention:	Steven V. Napolitano, P.C.

John A. Kaercher, P.C.

Joshua N. Korff, P.C.

Peter S. Seligson

E-mail:	stephen.napolitano@kirkland.com

john.kaercher@kirkland.com

joshua.korff@kirkland.com

peter.seligson@kirkland.com

If to the Agent, to:

Sterling New Investment Holdings LLC

c/o Sterling Partners

401 N. Michigan Avenue, 33rd Floor

Chicago, IL 60611

Attention: Office of the General Counsel; M. Avi Epstein

E-mail: aepstein@sterlingpartners.com

with a copy (which shall not constitute notice to the Agent) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Michael Beinus, P.C.

Tara Rhoades

E-mail:	michael.beinus@kirkland.com

tara.rhoades@kirkland.com

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention:	Steven V. Napolitano, P.C.

John A. Kaercher, P.C.

Joshua N. Korff, P.C.

Peter S. Seligson

E-mail:	stephen.napolitano@kirkland.com

john.kaercher@kirkland.com

joshua.korff@kirkland.com

peter.seligson@kirkland.com

If to a TRA Holder other than the Agent, to the address set forth in the records of the Company.

Any party may change its address or e-mail address by giving the other party written notice of its new address or e-mail address in the manner set forth above.

Section 7.2      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3      Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The parties to this Agreement agree that the TRA Holders are expressly made third party beneficiaries to this Agreement. Other than as provided in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to, or shall, confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4      Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6      Successors: Assignment. Each party agrees that Agent and each TRA Holder may assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any of its rights or obligations under this Agreement to any Person by delivering notice thereof to the Corporation. For the avoidance of doubt, if a TRA Holder transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units all of its rights and obligations under this Agreement with respect to such transferred Units, (a) such TRA Holder shall remain a TRA Holder under this Agreement for all purposes and shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units to the extent payable hereunder, and (b) the transferee of such Units shall not be a TRA Holder. The Corporation may not assign any of its rights or obligations under this Agreement to any Person without the prior written consent of the Agent; provided that, without the prior written consent of the Agent, the Corporation shall be permitted to cause such an assignment to any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, so long as the Corporation requires and causes such successor, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Any purported assignment in violation of the terms of this Section 7.6 shall be null and void.

Section 7.7      Amendments: Waivers. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Disinterested Majority, the Company and the Agent; provided, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments one or more TRA Holders would be entitled to receive under this Agreement unless such amendment is consented to in writing by such TRA Holders disproportionately affected.

Section 7.8      Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9      Reconciliation. In the event that the Corporation and the Agent or any TRA Holder (as applicable, the “Disputing Party”) are unable to resolve a disagreement with respect to any Schedule, including the calculations required to produce the schedules described in Section 2.4 and Section 4.4, or Section 6.2, within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement, acting as an expert and not as an arbitrator (the “Expert”), mutually acceptable to the Corporation and the Disputing Party. Unless the Corporation and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or the Disputing Party or other actual or potential conflict of interest. If the Corporation and the Disputing Party are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondents of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9. The Expert shall resolve (a) any matter relating to the Exchange Schedule or an amendment thereto, a Blocker Basis Schedule or an amendment thereto, or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days, and (c) any matter related to treatment of any tax-related item as contemplated in Section 6.2 within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the immediately preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The sum of (i) the costs and expenses relating to the engagement (and, if applicable, selection by the ICC) of such Expert and (ii) the reasonable out-of-pocket costs and expenses of the Corporation and the Disputing Party incurred in the conduct of such proceeding shall be allocated between the Corporation, on the one hand, and the Disputing Party (on behalf of all TRA Holders if the Disputing Party is the Agent), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. Any dispute as to the allocation of expenses pursuant to the immediately preceding sentence or whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and its Subsidiaries and the Disputing Party (including all TRA Holders if the Disputing Party is the Agent) and may be entered and enforced in any court having jurisdiction.

Section 7.10      Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the State of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto further agrees that service of any process, summons, notice or document by United States certified or registered mail (in each such case, prepaid return receipt requested) to such party’s respective address set forth in the Company’s books and records or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the State of Delaware or the state courts of the State of Delaware and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

Section 7.11      Waiver of Jury Trial. Because disputes arising in connection with complex transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration, each party to this agreement (including the Company) hereby waives all rights to trial by jury in any action or proceeding brought to resolve any dispute between or among any of the parties hereto, whether arising in contract, tort, or otherwise, arising out of, connected with, related or incidental to this agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder.

Section 7.12      Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax law; provided, however, that, prior to deducting or withholding any such amounts, the Corporation shall notify the Agent and the applicable TRA Holder and shall reasonably cooperate therewith regarding the basis for such deduction or withholding and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such required deductions or withholdings applicable to the recipient of such payment, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority with respect to such deductions or withholdings, together with any reasonable and documented out-of-pocket costs and expenses related thereto. Prior to the date of any payment under this Agreement and from time to time as reasonably requested by the Corporation, the Agent and each TRA Holder shall promptly provide the Corporation with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 7.13      Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a)            If the Corporation is or becomes a member of an affiliated, consolidated, combined, or unitary group of corporations that files a consolidated, combined, or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, or would be eligible to become a member of such a group at the election of one of the members of that group, then, subject to the application of the Valuation Assumptions upon a Change of Control: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)            If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder or the Company or any Subsidiary of the Company (or any member of a group described in Section 7.13(a)) transfers or is deemed to transfer one or more assets to a corporation (or a Person classified as a corporation for Tax purposes) with which the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any provisions of state or local Tax law, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g. calculating the gross income of the entity and determining the Realized Tax Benefit or Realized Tax Detriment of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. Thus, for example, in determining the Hypothetical Tax Liability of the entity, the taxable income of the entity shall be determined by treating the entity as having sold the asset for the consideration described above, recovering any basis applicable to such asset (using the Tax basis that such asset would have had at such time if there were no Tax Attributes), while the Actual Tax Liability of the entity would be determined by recovering the actual Tax basis of the asset that reflects any Tax Attributes. If any member of a group described in Section 7.13(a) that owns any Reference Asset (or is deemed to own such Reference Asset for Tax purposes) deconsolidates from such group (or the Corporation deconsolidates from a group described in Section 7.13(a)), then the Corporation shall cause such member (or the parent of the consolidated group in a case where the Corporation deconsolidates from the group and such parent or any of its remaining consolidated Subsidiaries owns any Reference Asset (or is deemed to own such Reference Asset for Tax purposes)) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as such entity (or one of its Affiliates) actually realizes Tax benefits as a result of such Tax Attributes in a manner consistent with the terms of this Agreement, and the Corporation shall guarantee such obligation assumed. For purposes of this Section 7.13, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership and ownership of a partnership interest shall be treated as ownership of such partner’s share of each of the assets and liabilities of that partnership.

Section 7.14      Confidentiality. Each TRA Holder and the Agent agrees to hold, and to use its reasonable efforts to cause its authorized representatives to hold, in strict confidence, the books and records of the Corporation and all information relating to the Corporation’s properties, operations, financial condition or affairs, in each case, which are furnished to it pursuant to the terms of this Agreement (collectively, the “Confidential Information”). Notwithstanding anything herein to the contrary, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by a TRA Holder or the Agent, (ii) is or becomes available to a TRA Holder, the Agent, or any of their respective Authorized Recipients (as defined below) on a nonconfidential basis from a third-party source, which source, to the knowledge of such TRA Holder or the Agent, as applicable, is not bound by a legal duty of confidentiality to the Corporation in respect of such Confidential Information, or (iii) is independently developed by a TRA Holder, the Agent or their Authorized Recipients. Notwithstanding anything herein to the contrary, a TRA Holder or the Agent may disclose any Confidential Information to (x) any of its representatives, (y) any Affiliates or (z) in the case of a TRA Holder, any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder (the persons in clauses (x), (y) and (z), collectively, the “Authorized Recipients”). If a TRA Holder, the Agent or any of their respective Authorized Recipients is required or requested by law or regulation or any legal or judicial process to disclose any Confidential Information, if disclosure of Confidential Information is required by any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of government with authority over such TRA Holder, Agent or Authorized Recipient, or if disclosure of Confidential Information is required in connection with the tax affairs of such TRA Holder, Agent or Authorized Recipient, such TRA Holder, the Agent or Authorized Recipient, as the case may be, may disclose only such portion of such Confidential Information as may be required or requested without liability hereunder.

Section 7.15      No Similar Agreements. Neither the Corporation nor any of its Subsidiaries shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporation is obligated to pay amounts with respect to tax benefits resulting from any net operating losses or other tax attributes to which the Corporation becomes entitled as a result of a transaction) without the prior written consent of the Agent.

Section 7.16      Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder upon any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income or applicable state or local Tax purposes or would have other material adverse Tax consequences to the TRA Holder and/or its direct or indirect owners, then at the election of the TRA Holder (with the prior written consent of the Agent) and to the extent specified by the TRA Holder, this Agreement (i) shall cease to have further effect with respect to such TRA Holder, or (ii) shall otherwise be amended in a manner determined by the TRA Holder to waive any benefits to which such TRA Holder would otherwise be entitled under this Agreement, provided that such amendment shall not result in (I) an increase in or acceleration of payments by the Corporation, or (II) a decrease or delay in the amounts payable to other TRA Holders, in each case, under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.17      Agent.

(a)            Appointment. Without further action of any party hereto or any TRA Holder, and as partial consideration of the benefits conferred by this Agreement, the Agent is hereby irrevocably constituted and appointed to act as the sole representative, agent and attorney-in-fact for the TRA Holders and their successors and assigns with respect to the taking by the Agent of any and all actions and the making of any decisions required or permitted to be taken by the Agent under this Agreement. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Agent. No bond shall be required of the Agent, and the Agent shall receive no compensation for its services.

(b)            Expenses. If at any time the Agent shall incur out-of-pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporation from the Agent of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Agent in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporation shall reduce any future payments (if any) due to the TRA Holders hereunder, proportionately, by the amount of such expenses which it shall instead remit directly to the Agent. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Agent shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c)            Limitation on Liability. The Agent shall not be liable to any TRA Holder for any act of the Agent arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Holder as a proximate result of the gross negligence, bad faith or willful misconduct of the Agent (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). The Agent shall not be liable for, and shall be indemnified by the TRA Holders (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Agent (and any cost or expense incurred by the Agent in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the Agent (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, in no event shall any TRA Holder be obligated to indemnify the Agent hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Holder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Holder. Each TRA Holder’s receipt of any and all benefits to which such TRA Holder is entitled under this Agreement, if any, is conditioned upon and subject to such TRA Holder’s acceptance of all obligations, including the obligations of this Section 7.17(c), applicable to such TRA Holder under this Agreement.

(d)            Actions of the Agent. Any decision, act, consent or instruction of the Agent shall constitute a decision of all TRA Holders and shall be final, binding and conclusive upon each TRA Holder, and the Corporation may rely upon any decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each TRA Holder. The Corporation is hereby relieved from any liability to any Person for any acts done by the Corporation in accordance with any such decision, act, consent or instruction of the Agent.

(e)            Approved Assignment. Each TRA Holder hereby agrees that the Agent may, at any time and in its sole discretion, elect to make an assignment, in whole or in part, of this Agreement to a Person (upon such election, an “Approved Assignment”), and each such TRA Holder will raise no objections against such Approved Assignment, regardless of the consideration (if any) being paid in such Approved Assignment, so long as such Approved Assignment does not materially and adversely impact such TRA Holders in a manner materially disproportionate to the other TRA Holders. Each TRA Holder will take all actions requested by the Agent in connection with the consummation of an Approved Assignment, including the execution of all agreements, documents and instruments in connection therewith requested by the Agent of such TRA Holder. If at any time the Agent becomes unable or unwilling to continue in its capacity as Agent or resigns as Agent without making an Approved Assignment, then in each case the TRA Holders may, by a plurality vote of such Persons ratably in accordance with their respective rights to receive Early Termination Payments under this Agreement, appoint a new representative to replace the then serving Agent. Notice of such appointment must be delivered to the Corporation. Such appointment will be effective upon the later of the date indicated in such notice or the date such notice is received by the Corporation. The Agent may resign upon thirty (30) calendar days’ written notice to the Corporation.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Corporation, the Company, and the Agent have duly executed this Agreement as of the date first written above.

BRC INC.

By:	/s/ Tom Davin
Name:	Tom Davin
Title:	Co-Chief Executive Officer

AUTHENTIC BRANDS LLC

By:	/s/ Tom Davin
Name:	Tom Davin
Title:	Co-Chief Executive Officer

STERLING NEW INVESTMENT HOLDINGS LLC

AS AGENT

By:	/s/ Avi Epstein
Name:	Avi Epstein
Title:	Authorized Signatory

[Signature Page – Tax Receivable Agreement]